Exhibit 99.1

CommScope Second

Quarter 2025 Earnings

Conference Call

Monday, 4th August 2025

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Introduction

Massimo DiSabato

Vice President of Investor Relations, CommScope

Good afternoon, and thank you for joining us today to discuss the recently announced CSE transaction and Scopes 2025 second quarter results. I am Massimo DiSabato, Vice President of Investor Relations for CommScope. And with me on today’s call are Chuck Treadway, President and CEO, and Kyle Lorentzen, Executive Vice President and CFO. You can find the slides that accompany this report on our Investor Relations website. Please note that some of our comments today will contain forward looking statements based on our current view of our business, and actual future results may differ materially. Please see our recent SEC filings, which identify the principal risks and uncertainties that could affect future performance.

Before I turn the call over to Chuck, I have a few housekeeping items to review. Today we will discuss certain adjusted or non-GAAP financial measures, which are described in more detail in this morning’s earnings materials. Reconciliation of non-GAAP Financial Measures and other associated disclosures are contained in our earnings materials and posted on our website. All references during today’s discussion will be to our adjusted results. All quarterly growth rates described during today’s presentation are on a year over year basis unless otherwise noted. I will now turn the call over to our President and CEO, Chuck Treadway.

Second Quarter Results

Charles Treadway

President and CEO, CommScope

Thank you, Massimo. Good afternoon, everyone. I will begin on slide two. This morning, we announced that we entered into a definitive agreement to sell our CCS business to Amphenol for $10.5 billion in an all-cash transaction. The deal is subject to customary closing conditions, including receipt of applicable regulatory and shareholder approval. We would expect the deal to close in the first half of 2026. Amphenol is a strong buyer of the CCS assets. Our customers and our employees going with this transaction will be in very good hands. I am excited to announce this transformational deal that unlocks equity value returns cash to our shareholders and strengthens the business.

Our equity price was not reflective of the true value of our company. This transaction now brings improved clarity to scope equity value. The company expects net proceeds after taxes and transaction expenses to be approximately $10 billion. After repaying all of our debt, redeeming our preferred equity and adding modest leverage on the remaining company, we would expect to have significant excess cash. We expect to distribute this excess cash to our shareholders as a dividend within 60 to 90 days following the closing of the proposed transaction after taking into account all relevant factors. The exact amount and timing of the dividend will be determined by the company after closing.

I would like to personally thank our shareholders, debt holders, customers, suppliers and employees as we have navigated through challenging market conditions and leveraged uncertainty. We really appreciate your patience. I am excited for the future of the remaining ANS and RUCKUS businesses. They have been a bit slower to recover than the CCS business. However, both of these businesses had had very strong second quarters and are poised for continued strong performance and growth. The second quarter 2025 LTM adjusted EBITDA for these businesses is $300 million. RemainCo is well positioned to deliver year over year growth in 2025 with strong cash flow generation. As we move through the second half of the year, we will provide updates on the pending transaction and positioning of RemainCo as appropriate.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Second Quarter Results

Now on to our second quarter results on slide three. In the second quarter, CommScope delivered net sales of $1.388 billion, a year over year increase of 32% and adjusted EBITDA of $338 million, a year over year increase of 79%. These very positive results were attributed to strong performance in all of our segments. The second quarter also marked the fifth consecutive quarter that we sequentially improved adjusted EBITDA. The adjusted EBITDA as a percentage of revenues grew from the first quarter to 24.3%, reaffirming our strategy of managing what we can control as we continue to deliver results in line with our strategy.

We saw particular strength in ANS and RUCKUS in the second quarter, with these two segments contributing revenues of $513 million, 58% above prior year. ANS and RUCKUS delivered $127 million of adjusted EBITDA in the quarter, an increase of 326% versus the second quarter of 2024 and 101% sequentially. RemainCo adjusted EBITDA as a percentage of sales was 24.7%, 156% above prior year. These businesses continue to benefit from the upgrade cycles and new product introductions.

As an update from our last earnings call, we have been closely monitoring the implementation of tariffs and the fluidity of the situation. During the second quarter, we have developed and implemented our plan to mitigate the effect of current direct and indirect tariffs. Going forward, if tariffs remain at current levels, we feel that the net impact of tariffs on our financial results will be minimal. Our strategy is to continue to leverage our flexible global manufacturing footprint, our broad supplier base and commercial strategies to effectively mitigate the impact. In addition, essentially all of our products produced in Mexico comply with USMCA guidelines, reducing our overall exposure to tariffs. As you are aware, the situation remains very fluid. We will continue to monitor, mitigate and update as required.

ANS and RUCKUS Businesses

With that, I would now like to give you an update on each of our businesses, starting with the two businesses that will make up RemainCo, ANS and RUCKUS. Starting with ANS, net sales of $322 million was up 65% in the second quarter compared to the prior year, and adjusted EBITDA was up 132%, primarily driven by a record deployment of our new DOCSIS 4.0 amplifier and node products, as well as higher license sales. Our DOCSIS 4.0 amplifier business has increased dramatically in both FDX and ESD. Our FDX amplifier deployment with Comcast has gone well and this is reflected in our results.

In addition, our ESD amplifier sales have increased as we have won businesses with several customers, including Charter. As stated below, we believe ANS is well positioned with decades of knowledge of our customers’ ecosystems and our breadth of new products for service providers to take advantage of the latest DOCSIS upgrade cycle as well as evolving their legacy DOCSIS 3.1 networks. Our product range includes all areas of the HFC network, including DOCSIS 3.1, 3.1E, and DOCSIS 4.0 solutions.

Over the last quarter, we have had several key wins for our virtual CMTS, which integrates technology from our previous Casa acquisition, and we expect this trend to continue. We have also moved forward with our new Unified products, as it is now in lab testing phase and expected to be available by the end of this year and into next year as we release additional products. These positive results reflect our strategy shift to partnering directly with major MSOs to develop key products for them, versus a one size fits all strategy. This provides a closer relationship with our customers while solving for their unique needs together.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

We are extremely pleased with the direction that ANS is headed, and the results are proof that our strategy is paying off. Although we would expect the rest of the year to remain strong in terms of revenue, we do not expect the second half EBITDA to remain at this level due to product mix and project timing. As we have discussed in the past, ANS will be more cyclical than our other businesses due to the project nature of the business and license sales. The second quarter was a particularly strong quarter, as we were favorably impacted by the FDX ramp and higher than normal license sales.

Turning to RUCKUS, revenue was up 47% in the second quarter compared to the prior year. RUCKUS adjusted EBITDA was up $51 million versus Q2 of 2024. In the second quarter, we saw continued improved demand for RUCKUS, driven by our new Wi-Fi 7 products and subscription services, as well as our vertical market strategy taking shape. We launched our suite of next generation, AI driven Wi-Fi 7 solutions tailored for the hospitality industry. Our products are powered by agentic AI within our AI driven cloud native RUCKUS One platform.

Earlier in Q1, we unveiled a new wave of AI driven enterprise networking solutions featuring gen AI, Edge AI, and intent based AI. With our strong year over year improvements, we feel that challenges in 2024 with channel inventory are now well behind us. We believe the RUCKUS business is well positioned for strong growth in 2025, driven by normalized channel inventory and growing demand. We continue to benefit from new products and our vertical market strategy taking shape. In addition, we are beginning to see the impact of adding incremental selling resources as indicated by our increase in sales funnel opportunities.

We have also seen additional traction in the North American service provider market as more customers are interested in our RUCKUS One MDU solutions. These solutions take advantage of our RUCKUS One platform and help manage service providers accelerate time to market and reduce operational costs. This fundamentally changes the deployment economics and delivers faster return on investment. We continue to be encouraged by the RUCKUS business, as this breakout quarter gives us confidence for our projected growth for near term. Despite the announced transaction, I will give you a brief update on CCS.

CCS Segment

In the second quarter, CCS revenue grew 20% year over year, while CCS adjusted EBITDA increased 23% as a result of revenue growth, mix and cost leverage. CCS adjusted EBITDA as a percentage of revenue was 24.1%. Again, I would like to call out our enterprise fiber business that includes our products that we sell into Data Center Market. For the second quarter, the enterprise fiber business continued to generate substantial growth, with year over year revenue up 85%.

The CCS segment will continue to be a strong cash flow generator between sign and close of this transaction. Based on current views, we are raising our full year CommScope adjusted EBITDA guidance to 1.15 to $1.2 billion. Overall, we are excited about the announced CCS transaction. This transaction returns significant capital to our shareholders versus the current equity price and immediately solves our leverage situation. The CCS business has found a great home with Amphenol, and we look forward to working with them to close the transaction.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

RemainCo will consist of the ANS and RUCKUS segments and is well positioned to grow and create value. Both of these businesses are recovering from challenging market conditions over the last two years. However, the strong second quarter results show the potential of these businesses. Overall, we expect RemainCo, ANS and RUCKUS to deliver between 325 to $350 million of adjusted EBITDA in 2025. As we have discussed in previous communications, we will continue to focus on our strategy of focusing on what we can control. As we service our customers, we have the right products, solutions and scale to grow and win new business. We will continue to focus our strategy on what we can control, including supporting our customers and innovating for the ever-increasing demands of future advanced networks. And with that, I would like to turn things over to Kyle to talk more about our second quarter results.

Second Quarter Results Overview

Kyle Lorentzen

Executive Vice President and CFO, CommScope

Thank you, Chuck, and good afternoon, everyone. I will start with an overview of our second quarter results on slide four. For CommScope, we reported adjusted EBITDA of $338 million for the second quarter of 2025, which increased 79% from prior year. Second quarter adjusted EBITDA results were up 41% sequentially versus the first quarter of 2025. Our adjusted EBITDA as a percentage of revenues was 24.3%, the best we have seen since the ARRIS acquisition, and increased by 640 basis points year over year and 270 basis points versus the first quarter of 2025.

For the second quarter, CommScope reported net sales of $1.388 billion, an increase of 32% from the prior year, driven by an increase in all segments. Adjusted EPS was $0.44 per share versus $0.03 per share in the second quarter of 2024. Order rates were up 26% sequentially in the second quarter of 2025, reflecting the stronger demand and positioning us well for the third quarter. Backlog ended the quarter at $1.431 billion, up $265 million, or 23% versus the end of the first quarter of 2025.

With our CCS transaction announcement, I would like to separately discuss the strong performance of our two businesses that will make up RemainCo, ANS and RUCKUS. Second quarter revenue in these two businesses was $513 million, up 58% year over year and 32% sequentially. The stronger revenue resulted in adjusted EBITDA in the remaining businesses of $127 million, up 326% versus prior year and 101% sequentially.

Second Quarter Highlights

Turning now to our second quarter segment highlights on slide five. Starting with our ANS segment, net sales of $322 million increased 65% from the prior year as customer inventory levels stabilized, and shipments of our DOCSIS 4.0 products have increased. ANS adjusted EBITDA of $80 million was up $45 million, or 132% from the prior year, driven by higher revenue, including licenses and project timing. ANS had a very challenging 2024 as customers continued to delay their upgrade cycle and the legacy business continued to decline. In the third quarter, we do not expect revenue and EBITDA to remain at these levels.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

ANS

As we have discussed in the past, ANS is a project driven business with timing of projects and licenses driving some volatility and results. We have experienced a strong rebound in revenue and adjusted EBITDA in the first half of the year, as our investments made over the last three years on product development have positioned us for the pending upgrade cycle. Despite the optimism for 2025, we are still in the early phases of the DOCSIS 4.0 upgrade cycle as customers continue to evaluate the path and timing of upgrades. The business remains well positioned to take advantage of upgrade cycles as we have decades of experience with customer ecosystems, the largest install base and the broadest suite of products.

RUCKUS

RUCKUS net sales of $190 million increased by 47% versus the second quarter of 2024, driven by normalized inventory in the channel and stronger market demand, as well as our vertical market strategy. RUCKUS adjusted EBITDA of $46 million increased $51 million from the prior year, driven by the increases in revenue and a favorable one-time ENO in the quarter of approximately $10 million. As noted in previous calls, the overhang from channel Inventory lasted through the first half of 2024 and started to improve in the third quarter. We are now seeing the benefits of normalized inventory in the channel, as well as growing market demand.

On a sequential basis, revenue increased 17% and adjusted EBITDA increased 87%. We continue to drive our vertical market strategies and new product initiatives, including RUCKUS Edge. In addition, as Chuck mentioned before, we are beginning to see the impact of adding incremental selling resources. With the additional selling resources, new products, and vertical market focus, we are well positioned to take market share in the medium and long term. As the additional selling resources begin to make an impact over the next few quarters, we would expect to see improving benefits in 2026. Third quarter revenue and adjusted EBITDA are expected to decline compared to second quarter results due to seasonality and the elimination of the second quarter inventory adjustment benefit.

CCS

Finishing with CCS, net sales of $875 million increased 20% from the prior year. CCS adjusted EBITDA of $211 million increased 23% from the prior year. CCS adjusted EBITDA as a percentage of revenue for the quarter remained strong at 24.1%, driven by favorable mix and cost leverage. The CCS revenue increase was across most of the product lines, with hyperscale and cloud data centers seeing the strongest growth at 85%.

Cash Flow Update

Turning to slide six for an update on cash flow. During the quarter, we generated cash flow from operations of $77 million and free cash flow of $64 million. Due to strong results and updated EBITDA guideposts, we now expect cash to be up approximately $125 million from where we started the year. In this guidance, we still project an investment in working capital and capital expenditures of over $200 million, driven by growth in the business.

Liquidity and Capital Structure

Turning to slide seven for an update on our liquidity and capital structure. During the second quarter, our cash and liquidity remained strong. We ended the quarter with $571 million in global cash and total available cash and liquidity of $991 million. During the quarter, our cash balance increased by $78 million. We purchased no debt or equity on the open market. However, going forward, we will continue to use cash opportunistically to buy back debt and equity. The company ended the quarter with a net leverage ratio of 6.6 times.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Second Half Expectations

I will conclude my prepared remarks with some commentary around our expectations for the second half of 2025. Clearly, we will be focusing on running the business and delivering results while preparing for the recently announced closing of the CCS transaction in the first half of 2026. As Chuck mentioned earlier, this is a transformational transaction that creates shareholder value while strengthening the balance sheet. With the net proceeds of approximately $10 billion, we expect to repay all of our debt and redeem our preferred equity. With our excess cash and modest leverage on the remaining company, we plan to distribute the excess cash to our shareholders as a dividend within 60 to 90 days of the transaction closing. The exact amount of the dividend will be determined after closing.

Performance

On the performance side, we have seen five quarters of sequential quarterly adjusted EBITDA improvement. During the second quarter of 2025, we have continued to see strong performance in all of our business segments. The ANS and RUCKUS segments have rebounded from the challenges in 2024 and are well positioned. This is evidenced by improvement in the first half of 2025 in these businesses. We expect adjusted EBITDA to be between $325 million and $350 million for 2025. Our second half RemainCo adjusted EBITDA will be down from the first half, driven by some of the one-time items we realized in the second quarter and project timing in ANS.

Also, we are raising our 2025 CommScope adjusted EBITDA guideposts from $1 billion to $1.05 billion to $1.15 billion to $1.2 billion. Based on the market recovery and focusing on what we can control, including managing costs and supporting our customers, our RemainCo adjusted EBITDA as a percent of revenue was very strong at 24.7% in the second quarter. This is a testament to our priority to control what we can and improve long term profitability. And with that, I would like to give the floor back to Chuck for some closing remarks.

Closing Remarks

Charles Treadway

President and CEO, CommScope

Thank you, Kyle. In closing, we are very excited about the transaction. It is a transformational deal that unlocks equity, value, returns cash to our shareholders and strengthens the businesses. Our shareholders, customers, employees and other stakeholders should be very pleased with this outcome. Additionally, we are encouraged by the performance and positioning of ANS and RUCKUS. On the RemainCo business, the second quarter performance demonstrates the strong positioning of RUCKUS and ANS. Finally, I would like to thank our team for strong execution. The hard work and dedication of our team with the strong support of our equity holders, debt holders, customers and suppliers, has driven strong results and positioned all of our businesses for future success. And with that, we will now open the line for questions.

Q&A

Operator: As a reminder, to ask a question, please press star one one on your telephone and wait for your name to be announced. To withdraw your question, please press star one one again. Please stand by while we compile the Q&A roster. Our first question comes from Meta Marshall with Morgan Stanley. Your line is open.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Meta Marshall (Morgan Stanley): Great. Thanks, and congrats on the deal. A couple of questions for me. One, just in terms of kind of the RemainCo whether these assets kind of make sense together or is this kind of the final step in the journey. Just any commentary there. And then just second question just to get a sense of kind of what are the corporate overhead costs that we should think of kind of from on a go forward basis of kind of the ANS and RUCKUS businesses together without CCS. Thanks.

Charles Treadway: Thanks for the question, Meta. Look, we are focused on running the businesses and closing the recently announced transaction. We have and will continue to invest in both of these businesses, including new technology, capital, incremental resources. You hear me talk in the prepared remarks about the positive developments for ANS and RUCKUS, and that we are driving improved new product development. Think about RUCKUS One Wi-Fi 7 portfolio and RUCKUS and Unified products, as well as virtual CMPS wins at ANS. We have worked hard over the last five years to improve the positions of these businesses, and I think our really strong results in the second quarter in both ANS and RUCKUS show the progress of those businesses and the progress they have made in the last year. I would finish answering that question by saying since I arrived for our CommScope Next program, we always look at ways to improve shareholder value as we support our customers and employees, and we are going to continue this strategy.

Kyle Lorentzen: The second part of your question on the overhead cost, corporate overhead costs, as part of the transaction, we are going to convey or transfer a significant amount of our G&A team to Amphenol. And I think when we are sort of done with conveying those people and setting up the RemainCo, we would expect the G&A costs that are currently being allocated into ANS and into RUCKUS to be representative of what we believe a go forward G&A organization is going to look like for RemainCo.

Meta Marshall (Morgan Stanley): Great. Thank you.

Operator: Thank you. Our next question comes from George Notter with Wolfe Research. Your line is open.

George Notter (Wolfe Research): Hi, guys. Thanks very much. I guess I was just curious on I assume there is a CapEx and a working capital obligation you will have on the CCS business going forward. I am just curious what that would look like.

Kyle Lorentzen: Yeah. We are not going to provide any specifics on that. We are required to continue to support the business. We will continue to support the business, and obviously get the cash flow that comes from that business between sign and close. We provided some guidance around our cash flow for 2025 in the prepared remarks, and all of those costs would be considered within that guidepost.

George Notter (Wolfe Research): Got it. Okay. Super. And then, I am just curious about what the customer concentration looks like in RemainCo. So I would imagine that Comcast and Charter are quite significant customers here. Can you give us a sense for what that might look like as a percentage of RemainCo’s sales?

Kyle Lorentzen: Yeah. We are not going to provide the details on that. But as you can understand, the ANS business has higher concentration. However, the RUCKUS business, as we think about the three businesses that we have, has the least amount of concentration. So on a blend basis, ANS has a lot of more concentration than RUCKUS. And I think it is something that we have been managing, and we will continue to manage as we move forward.

George Notter (Wolfe Research): Got it. Okay. All right. Super. Thanks very much. I appreciate it.

Operator: Thank you. As a reminder, to ask a question, please press star one one on your telephone. Again, that is star one one to ask a question. Our next question comes from Tim Savageaux with Northland Capital Markets. Your line is open.

Tim Savageaux (Northland Capital Markets): Hey, good afternoon, and congrats on the deal and the results. I too was going to ask a concentration question, but instead I do want to dig a little bit deeper into ANS. However, maybe along a couple of fronts, which is can you give us you mentioned the kind of surge in DOCSIS 4.0 revenue. As you look at the business now, I guess how much it could we reasonably say is sort of next gen or growth business versus what we might consider legacy CMTS. And really, along with that, how does that translate in your mind into a growth rate? It seems to me across both businesses, you ought to be able to grow double digits here, but I would be interested in your view on that.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Kyle Lorentzen: Yeah. I do not think we want to get into the specifics about the new gen versus the prior generation in ANS. I think what we could sort of tell you is that with the things that happened in the first half of the year on a revenue basis, the majority of our revenue is coming from next gen products in ANS. The legacy technology and business that we have on a revenue basis is clearly less than 50%. And as that technology, and we have said this in the past, as the upgrade cycle continues to gain momentum, we would expect the legacy business to continue to decline, and the next gen business to replace that revenue.

Charles Treadway: One thing I would add to that, we support our customers that have, let’s say, existing technologies that they want to extend. So think about like doing more high splits and getting better down speeds and up speeds with new modems. So in some cases, it is existing technology with some different splits and then some modems, but they are going to be able to extend the life of their product portfolio. And I would say that is kind of like somewhere in the middle between new and existing. But that just gives you a little more color on it.

Tim Savageaux (Northland Capital Markets): Okay. And if I could follow up, did you guys want to sign up for double digit growth for RemainCo going forward?

Kyle Lorentzen: No, I think as we talked about in our prepared remarks, we are watching, particularly in ANS, we are watching the upgrade cycle. And I think we have said now a couple of quarters that although it is gaining momentum, it still has not picked up across all the customer base. The one thing in the ANS business that we will see is it will continue to be sort of cyclical from the standpoint of how those projects come in and how we ship those products. So I think there is different profiles in the two businesses. So we are not here to guide to 2026, but even in 2025 we have sort of guided toward a lower second half than first half, really driven from what I talked about just from a project standpoint, timing and some of the license revenue we get. So again, I do not think we are here to guide 2026 yet.

Charles Treadway: But in 2025, you think about the $325 to $350. That is a significant improvement over 2024.

Tim Savageaux (Northland Capital Markets): Okay. Thanks very much. And congrats again.

Charles Treadway: Thank you.

Operator: Thank you. As a reminder, to ask a question, please press star one one. Again, that is star one one to ask a question. Our next question comes from Simon Leopold with Raymond James. Your line is open.

Simon Leopold (Raymond James): Yes. Thank you. I want to see if you could help us understand the breakout of free cash flow between RemainCo and the segment within your forecast. Is that something you are able to split?

Kyle Lorentzen: Yeah. That is not something that we have. As I mentioned earlier, clearly CCS is performing well, and it will be a contributor to our cash generation that we are going to see in the second half of the year.

Simon Leopold (Raymond James): The other thing I wanted to see if you could comment on is clearly you have not had troubles with tariffs, and so that has not pressured your results. But I am wondering if there is any possibility that it affected your customer behavior in whether or not you perceived or potential that there were pull forwards of customers buying ahead of any new tariff rules. Is that something you can discern or do you have a comment on that? Thank you.

CommScope Second Quarter 2025 Earnings Conference Call	Monday, 4th August 2025

Charles Treadway: Yeah. Look, I would say that our customers understood and recognized that we have a flexible global manufacturing network and a very broad supplier base. And I would say most of our products in Mexico are being exempt under the USMCA exemption. And then we had a large percentage, or all, we had a tariff exemption on the RUCKUS products as well. So, those two cases that there might have been some pull in, maybe in the RUCKUS side because they were not sure about what this exemption was going to do. But so far, it looks like it is going to stay.

Simon Leopold (Raymond James): Thank you.

Operator: Thank you. This concludes the question-and-answer session. I would now like to turn it back to Chuck Treadway for closing remarks.

Charles Treadway: Well, thank you for your time today, and I appreciate your interest in our company and have a great rest of your week. Thank you.

Operator: This concludes today’s conference call. Thank you for participating. You may now disconnect.

[END OF TRANSCRIPT]